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                                                                   Exhibit 10.30

       SUMMARY OF EXECUTIVE COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE
                   OFFICERS FOR 2006 ANNUAL CASH COMPENSATION

BASE SALARY

The base salaries for the executive officers of KCS Energy, Inc. (the "Corporation") are established after a review and comparison by the Compensation Committee of the salaries paid to executive officers of an industry peer group of small cap independent oil and gas exploration and production companies and published survey data. Other factors considered include individual performance, level of responsibility and the Corporation's overall annual salary budget guidelines. Set forth below are the base salaries of the Chief Executive Officer and each of the four other most highly compensated executive officers and their annual base salaries effective February 1, 2006.

                                       2006 BASE
               OFFICER                   SALARY
               -------                 ---------
James W. Christmas                      $425,000
Chairman, Chief Executive Officer

William N. Hahne                        $325,000
President, Chief Operating Officer

Harry Lee Stout                         $223,000
Sr. VP, Marketing/Risk Management

Joseph T. Leary                         $200,000
Sr. VP, Chief Financial Officer

Frederick Dwyer                         $151,000
Vice President, Controller/Secretary

ANNUAL PERFORMANCE INCENTIVE AWARDS

Executive officers are also eligible to receive annual bonuses under the Corporation's Annual Incentive Award Plan. Please read Exhibit 10.31 to the Corporation's Form 10-K for the year ended December 31, 2005 for a written description of the plan, including the performance objectives for 2006.

LONG-TERM EQUITY-BASED INCENTIVES

Long-term incentive awards for each executive officer generally consist of stock options, restricted stock awards and performance stock awards. The purpose of these awards is to align the interests of executive officers with the Corporation's shareholders by directly linking a significant portion of each executive's total compensation to the continued growth of the Corporation and appreciation of its common stock.

The stock options and restricted stock awards are made under the KCS Energy, Inc. 2005 Employee and Director Stock Plan (the "2005 Plan"). Please read Exhibits 10.4 and 10.5 to the Corporation's Form 8-K filed on May 19, 2005 for the terms and conditions of the 2005 Plan. During the first quarter of 2006, as part of their 2006 compensation package, Messrs. Christmas, Hahne, Stout, Leary and Dwyer received a) restricted stock awards of 25,008, 23,221, 8,619, 8,082 and 4,025 respectively; b) stock options exercisable into 34,950, 22,500, 5,580, 5,580 and 2,380 shares of common stock respectively; and c) performance stock awards of 8,258, 6,441, 4,459, 4,459 and 2,245, respectively. Stock options generally vest over a three-year period in three equal annual installments on each anniversary of the grant date and have a ten-year term. All options are granted with an exercise price equal to the fair market value of the Corporation's common stock on the date of grant. Restricted stock awards generally vest three years after

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the date of grant, but in some instances are subject to accelerated vesting if established performance measures are achieved. Performance stock awards are paid only if certain stock appreciation performance measures are achieved over the three-year period ending December 31, 2008. If the performance measures are achieved, the performance stock awards would then vest and be paid on December 31, 2009. Please read Exhibits 10.3, 10.4, 10.5 and 10.6 to the Corporation's Report on Form 8-K filed on June 16, 2005 for the general terms and conditions of the stock option and restricted stock awards and Exhibit 10.1 to Form 8-K filed on February 26, 2006 for the general terms and conditions of performance stock awards.